EXHIBIT 21

Subsidiaries of Central Newspapers, Inc.

The following chart lists the subsidiaries of Central Newspapers, Inc. and the state of incorporation of each as of February 28, 1997.

Name                             State of Incorporation
------------------------------   ----------------------
Bradley Paper Company            Delaware
Central Newsprint Company, Inc.  Indiana
Indianapolis Newspapers, Inc.    Indiana
McCormick and Company, Inc.      Louisiana
Muncie Newspapers, Inc.          Indiana
Phoenix Newspapers, Inc.         Arizona
McCormick Graphics, Inc.         Louisiana
Lee Fulton, Inc.                 Louisiana
Career Services, Inc.            Arizona
Topics Newspapers, Inc.          Indiana
Westech Expocorporation          California